Exhibit 8.1




                        [LETTERHEAD OF BAKER & MCKENZIE]






                                                        August 8, 1996



Interpool Limited
211 College Road East
Princeton, New Jersey 08540

Ladies and Gentlemen:


                We have acted as United States tax counsel to Interpool Limited, a corporation organized under the laws of Barbados (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-1 (Registration No. 333-06205), as amended by Amendments No. 1,2,3, 4 and 5 thereto (the "Registration Statement"), relating to the proposed public offering (the "Offering") of 7,650,000 of Common Shares, no par value (the "Common Shares") of the Company and up to an additional 1,147,500 of Common Shares which may be sold by the Company in the event the underwriters for the Offering elect to exercise their over-allotment option.


                We have examined (i) the Registration Statement and the exhibits thereto, (ii) the prospectus (the "Prospectus") included in the Registration Statement, and (iii) such other documents and instruments as we have considered necessary for the purposes of this opinion.

                We hereby confirm our opinion as set forth in the Prospectus under the caption "Certain U.S. Federal Income Tax Considerations."

                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the Prospectus and to the filing of this opinions as an exhibit to any application made by or on behalf of the Company.

                                                Very truly yours,



                                                BAKER & McKENZIE


BLG/PC